EXHIBIT 99.1

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JayHawk announces Joint-Venture on its Southeast Kansas Cherokee Basin Project.

For Immediate Release

POST FALLS, Idaho. – August 11th, 2009 - JayHawk Energy, Inc. (OTCBB: JYHW) (“JayHawk”) announced today it has signed a letter agreement with DK True Energy Development Limited (“True Energy”).  The agreement allows True Energy to earn up to an 85% working interest in Jayhawk’s Coal Bed Methane (“CBM”) project in southeast Kansas by paying Jayhawk $500,000 and spending a minimum of $1,300,000 over a three year period.  The entire cost to develop the project over the next three years will be born by True Energy.  JayHawk expects that formal documentation relating to the transaction will be completed by August 31st, 2009, with activity commencing in September, 2009.

True Energy has a right to use patented Short Radius Stimulation hydra-jet drilling technology which employs coiled tubing.  Existing wells can be re-entered and laterals in excess of 1000 feet can be drilled into various coal seams thereby providing low cost stimulation of the resource and potential for enhanced recovery.  Previous applications of this technology in many different geological formations, including unconventional gas, have resulted in a significant increase in production.  True Energy’s principals include Dr. David Kahn who has been a principal of a number of companies focused upon commercial development of unconventional resources in North America including Ensyn Petroleum (now Ivanhoe Energy), San Miguel Development LLC (now Pearl E&P), Megawest Energy, Gastem, Glen Rose Petroleum.  Dr. Kahn has 17 years of diverse experience in the petroleum industry. Dr. Kahn received his Ph.D. from Ecole Nationale Superieure du Petrole et des Moteurs in petroleum reservoir engineering.

JayHawk will continue to own 100% of its 18-mile gas pipeline in southeast Kansas and will continue to draw 100% of the revenue from the pipeline.

Lindsay Gorrill, JayHawk President & CEO stated, “The transaction is a win-win for both companies as True Energy has access to technology that both companies believe has the ability to enhance production from JayHawk’s existing CBM projects, as well as exploit the shallow oil resources within the leased areas.  This agreement will allow JayHawk to focus on its Williston Basin light oil project in North Dakota, where it has more than 17,000 Acres under lease, while at the same time advancing its existing programs.”

Investor Contact:
Lindsay Gorrill, President & CEO
Telephone: 208-667-1328
Email: info@jayhawkenergy.com

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About JayHawk Energy:

JayHawk Energy, Inc. is a managed risk, oil and gas exploration/exploitation, development and production company with activities focused on two major projects in the Cherokee Basin, Kansas and the Williston Basin, North Dakota. For more information please visit www.jayhawkenergy.com.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others. Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock. This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.

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